Exhibit 99.2

Q1 FY14 Question & Answer

Sept. 19, 2013

1.	What were some examples of brands in the Consumer Foods segment posting sales growth for the quarter?

- ACT II	- Reddi-wip
- Crunch’n Munch	- Rosarita
- Egg Beater’s	- Swiss Miss
- Hunt’s	- Van Camp’s
- Libby’s	- Wesson

2.	What were some examples of brands in the Consumer Foods segment posting sales declines for the quarter?

- Andy Capp’s	- Healthy Choice	- Marie Callender’s	- Ro*Tel
- Banquet	- Hebrew National	- Orville Redenbacher’s	- Slim Jim
- Blue Bonnet	- Kid Cuisine	- PAM	- Snack Pack
- Chef Boyardee	- La Choy	- Parkay	- Wolf
- DAVID	- Manwich	- Peter Pan

3.	What were unit volume changes for the quarter in the Consumer Foods and Commercial Foods segments?

Consumer Foods organic volume decreased 3%.

Commercial Foods volume decreased 2%.

4.	How much were capital expenditures from continuing operations for the quarter?

Approximately $181 million (versus approximately $98 million in Q1 FY13)

5.	How much was total depreciation and amortization from continuing operations for the quarter?

Approximately $147 million (versus approximately $91 million in Q1 FY13)

6.	What was the net interest expense for the quarter?

Approximately $96 million (versus approximately $49 million in Q1 FY13); the increase reflects the incremental interest related to the debt incurred to fund acquisitions, principally Ralcorp.

7.	What was Corporate expense for the quarter?

Unallocated Corporate expense was $127 million in the current quarter and $43 million of benefit in the year-ago period. Current-quarter amounts include $21 million of unfavorable hedge-related impact and $34 million of net expense from other items impacting comparability. Year-ago period amounts include $130 million of favorable hedge-related impact and $12 million of expense related to other items impacting comparability. Excluding these amounts, unallocated Corporate expense was $72 million for the current quarter and $75 million in the year-ago period.

8.	How much did the company pay in dividends during the quarter?

Approximately $105 million (versus approximately $98 million in Q1 FY13), reflecting an increase in shares outstanding and a higher dividend rate.

9.	What was the weighted average number of diluted shares outstanding for the quarter (rounded)?

Approximately 428 million shares for the quarter

10.	Did the company repurchase any shares during the quarter?

The company repurchased approximately 876,000 shares of common stock during the quarter for approximately $31 million.

11.	What were the gross margins and operating margins for the quarter ($ amounts in millions, rounded)?

Gross margin = segment gross profit* divided by net sales

Gross margin = $851/$4,202 = 20%

Operating margin = segment operating profit** divided by net sales

Operating margin = $398/$4,202 = 9%

*	Gross profit = net sales – costs of goods sold ($4,202 – $3,351 = $851)
**	See first-quarter segment operating results for a reconciliation of operating profit to income from continuing operations before income taxes and equity method investment earnings (loss). Income from continuing operations before income taxes and equity method investment earnings (loss), divided by net sales = $176/$4,202 = 4%.

12.	What is included in the company’s net debt at the end of the quarter (rounded, in millions)?

Q1 FY14
Total debt*	$9,686
Less: Cash on hand	$194

Net debt	$9,492

*	Total debt = notes payable, short-term debt, long-term debt, and subordinated debt.

13.	What is the net-debt-to-total-capital ratio at quarter end?

The net-debt-to-total-capital ratio for the quarter was 64%.

This ratio is defined as net debt divided by the sum of net debt plus shareholders’ equity. See question No. 12 for the components of net debt.

14.	What is the company’s debt reduction target?

The company is on target for at least $1.5 billion of debt reduction by the end of FY15, excluding any repayment funded from the proceeds received as a result of the Ardent Mills transaction.

15.	What is the projected tax rate for FY14?

The company expects the tax rate to be in the range of 33-34%, excluding items impacting comparability. The company acknowledges that the quarterly rates may be different from this, given the timing of certain matters, but the overall rate is expected to approximate 33-34%.

16.	What are the projected capital expenditures for FY14?

Total capital expenditures for fiscal 2014 are projected to be approximately $650 million.

17.	What is the projected depreciation and amortization expense for FY14?

Total depreciation and amortization for fiscal 2014 is projected to be approximately $600 million.

18.	What is the projected net interest expense for FY14?

Net interest expense for fiscal 2014 is projected to be approximately $400 million.

Note on Forward-looking Statements:

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These risks and uncertainties include, among other things: ConAgra Foods’ ability to realize the synergies and benefits contemplated by the acquisition of Ralcorp and its ability to promptly and effectively integrate the business of Ralcorp; the timing to consummate the potential joint venture combining the flour milling businesses of ConAgra Foods, Cargill, and CHS; ConAgra Foods’ ability to realize the synergies and benefits contemplated by the potential joint venture; the availability and prices of raw materials, including any negative effects caused by inflation or adverse weather conditions; the effectiveness of ConAgra Foods’ product pricing, including any pricing actions and promotional changes; future economic circumstances; industry conditions; ConAgra Foods’ ability to execute its operating and restructuring plans; the success of ConAgra Foods’ cost-saving initiatives, innovation, and marketing, including increased marketing investments; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of any ConAgra Foods product recalls; access to capital; ConAgra Foods’ success in efficiently and effectively integrating its acquisitions; actions of governments and regulatory factors affecting ConAgra Foods’ businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of ConAgra Foods’ common stock and debt, if any; and other risks described in ConAgra Foods’ reports filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. ConAgra Foods disclaims any obligation to update or revise statements contained in this document to reflect future events or circumstances or otherwise.